EXHIBIT 99.1

THE J. M. SMUCKER COMPANY ANNOUNCES SHAREHOLDER APPROVAL

Orrville, Ohio, June 17, 2004 — The J. M. Smucker Company (NYSE: SJM) today announced that it received shareholder approval of the issuance of additional common shares in connection with Smucker’s acquisition of International Multifoods Corporation. Approximately 99 percent of the votes cast at the meeting were voted in favor of the proposal. The Company will issue approximately 8 million common shares in the transaction. “We are very pleased with the vote of confidence from our shareholders and look forward to completion of this transaction,” commented Tim Smucker, Chairman and Co-Chief Executive Officer. The Company anticipates that the transaction will close tomorrow, Friday, June 18, 2004.

The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company’s namesake and founder sold his first product — apple butter — from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker’s®, Jif® and Crisco®. For over 107 years, the Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company was recognized as the top company in FORTUNE Magazine’s 2003 annual survey of The 100 Best Companies to Work For and has ranked consistently in the top 25 companies each year since FORTUNE began the list in 1998. The J. M. Smucker Company has over 2,900 employees worldwide and distributes products in more than 45 countries.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the timing of the close of the proposed transaction, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Contacts:

Investor Relations

Mark R. Belgya

Vice President and Treasurer

The J. M. Smucker Company

(330) 682-3000

Media

Brenda Dempsey

Director, Public Relations

The J. M. Smucker Company

(330) 682-3000